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Exhibit 10.19
                               EMPLOYMENT CONTRACT

                            EXCEL LEGACY CORPORATION
                             A Delaware Corporation


        THIS EMPLOYMENT CONTRACT, is executed on May 1, 1998, by and between, EXCEL LEGACY CORPORATION, a Delaware corporation (the "Company"), and KELLY D. BURT ("Employee").

1. EMPLOYMENT

        The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2. TERM AND RENEWAL

        2.1 Term. The term of this Contract shall be deemed to have commenced on May 1, 1998 (the "Effective Date"); and shall continue for three (3) years from the Effective Date on the terms and conditions set forth herein, unless sooner terminated as hereinafter provided in Article 5 below.

        2.2 Automatic Extension. Following the initial 3-year term of employment, this Contract shall be automatically renewed for an additional 12-month period, effective on the expiration of the initial 3-year term, in accordance with this section. In the event either the Company or Employee does not give notice to the other party of its election to terminate this Contract at least six months prior to the date of termination of the initial 3-year term, this Contract shall be automatically renewed for an additional 12-month term.

3. COMPENSATION

        3.1 Base Compensation. For the services to be rendered by Employee under this Contract, Employee shall be entitled to receive, commencing as of May 1, 1998, an initial annual base compensation of $150,000, payable monthly. This base compensation shall be reviewed and adjusted annually as determined by the compensation committee of the Board of Directors, but in no event will the annual base compensation be less than the initial amount set forth above.

        3.2 Options. The Company shall, as of April 20, 1998, issue to Employee Incentive Stock Options (the "Executive Options") to purchase 150,000 shares of the Company's no par value common stock at an exercise price of $5.00 per share or the closing price of the stock on April 20, 1998, whichever is greater. Employee shall also be issued an option of 150,000 shares at an exercise price of $10.00 per share. The options shall vest over five (5) years at twenty percent (20%) per year. The Executive Options for the purchase of 20% of said shares shall be exercisable on the first anniversary date of the Effective Date. The Executive Options shall terminate on the ninth anniversary date of the first date on which they may first be exercised.

        3.3 Automobile. Commencing on May 1, 1998 and continuing during the term of this Agreement, the Company shall pay Employee an automobile allowance of $500 per month. Employee may apply such payments in such manner as he, in his sole discretion, may determine.

        3.4 Insurance Benefits.

             (a) The Company shall provide to Employee, his wife and children, at its sole cost, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees. The Company shall also continue annual payments on Employee's life insurance up to $4,160 until such time as the life insurance policy self-funds.



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             (b) The Company shall provide Employee such disability insurance as the Company in its sole discretion may from time to time make available to its other executive employees.

        3.5 Bonus Compensation. At least annually, the Company's compensation committee of the Board of Directors (the "Board") shall review Employee's performance and may elect, in its sole and absolute discretion, the granting of a cash bonus which the Board shall reasonably determine as fairly compensating and awarding Employee for his service to the Company and/or as incentive compensation for continued service to the Company. The amount of such cash bonus is dependent on the achievement of certain performance levels of the Company, including per share growth in funds from operations and cash flow. Additionally, the Board shall consider the performance of other companies of similar size and conducting similar businesses to that of the Company, levels of compensation paid by such similar companies to their employees having comparable duties and responsibilities to those of Employee and such other factors as the Board may reasonably determine. The amount of such bonus shall be limited to 100% of Employees base salary for the year awarded.

        3.6 Method of Payment. The monetary compensation payable to Employee hereunder may be paid in whole or in part, from time to time, by the Company and/or its subsidiaries and/or its Affiliates, but shall at all times remain the responsibility of the Company.

        3.7 401(k) Plan. Employee shall be entitled to participate in a 401(k) program. However, at the discretion of the Company, Employee shall be entitled to continue with TenantFirst's 401(k) plan or participate in the Company's 401(k) Plan in the same manner as the Company's other senior executives.

4. DUTIES

        4.1 Service. Employee shall serve as Executive Vice President/Development of the Company. Employee shall also serve as President and Chief Executive Officer of TenantFirst Real Estate Services, Inc. Employee shall have authority, subject to confirmation and approval of the Executive Committee, to execute contracts or otherwise bind the Company in any transaction, and authorize, initiate and execute wire transfers of funds to facilitate any and all acquisitions or dispositions of property or any other activities related thereto. Employee shall serve as a director to the Company and/or such of its Subsidiaries. Employee may, at his discretion and upon request of the Company, serve the Company in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and Employee voluntarily agree that Employee shall terminate his service in any one or more of the aforementioned capacities, or Employee's service in one or more of the aforementioned capacities is terminated, Employee's compensation, as specified in this Contract, shall not be diminished or reduced in any manner.

        Any change of Employee's status as an officer of the Company as herein provided or any material decrease in Employee's authority or responsibilities hereunder, without Employee's written consent shall, at Employee's election, constitute a material breach of this Contract and immediate termination without cause of Employee's employment hereunder.

        4.2 Devotion Of Time and Effort. Employee shall use his good faith best efforts and judgement in performing his duties as required hereunder and to act in the best interests of the Company. Employee shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Employee's required responsibilities and duties hereunder.

        4.3 Other Activities. Employee may engage in other activities for his own account during the term of this Contract including charitable activities, community activities and/or other activities, subject to Section 7, below.

        4.4 Vacation. It is understood and agreed that Employee shall be entitled to three (3) weeks vacation per year. During such vacation periods, Employee shall not be relieved of his duties under this Contract and there will be no abatement or reduction of Employee's compensation hereunder.



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        4.5 The Company's Obligations. The Company shall provide Employee with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company and/or its Subsidiaries or Affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures to carry out his duties and responsibilities hereunder. In addition, the Company agrees to provide Employee, as a condition to his services hereunder, such staff, equipment and office space as is reasonably necessary for Employee to perform his duties hereunder.

5. TERMINATION.

        5.1 By Company Without Cause. The Company may terminate this Contract, without cause provided that the Company first delivers to Employee the Company's written election to terminate this Contract at least 90 days prior to the effective date of termination.

        5.2 Severance Payment

             (a) Amount. In the event the Company terminates Employee's services hereunder pursuant to Section 5.1, Employee shall continue to render services pursuant hereto until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Employee for services through the termination date, the Company shall pay Employee, as a single severance payment an amount equal to one and one-half (1 1/2) times Employee's highest compensation paid hereunder for any Employment Year, or if greater, that remainder which is payable under Section 2.1. In addition to other compensation payable to Employee for services, the Company shall pay Employee a car allowance ($500/month) and medical benefits under Section 3.4 for a period of twelve (12) months following termination.

             (b) Limitation. The foregoing notwithstanding, the total of such severance payments shall be reduced to the extent the payment of such amount would cause Employee's total termination benefits (as determined by Employee's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986 (the "Code") and by reason of such excess parachute payment Employee would be subject to an excise tax under Section 4999(a) of the Code, but only if Employee determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

        5.3 By The Company For Cause. The Company may terminate Employee for cause at any time, upon written notice. For the purposes hereof, "cause" shall mean:

             (a) Employee's conviction of a felony; or

             (b) Employee's conviction for the crime of theft, embezzlement or misappropriation against the Company; or

             (c) The final determination by a court of competent jurisdiction or by the board of directors that Employee has materially breached Sections 4, 6 or 7 of this Contract, if such breach is incurable; or, if curable, a determination that Employee had been given reasonable opportunity to cure and had not done so; or

             (d) Employee's death or permanent disability.

        In the event Employee is terminated for cause pursuant to this Section 5.3, Employee shall have the right to receive his compensation as otherwise provided under this Contract through the effective date of termination. Employee shall have no further right to receive compensation or other consideration from the


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the Company, or have any other remedy whatsoever against the Company as a result of this Contract or the termination thereof.

        The foregoing notwithstanding, in the event Employee is terminated by reason of his permanent disability (but not death) the Company shall immediately pay Employee a single severance payment equal to one-half (1/2) of the compensation paid Employee during any Employment Year or, if greater, that which is payable for the Employment Year in which this Contract is terminated. Said payment shall be in addition to any disability insurance payments or other compensation earned hereunder.

        5.4 Employee's Termination For Cause. Employee may, at any time upon 10 days' prior written notice to the Company, terminate this Contract if:

             (a) The Company is in material breach of its obligations hereunder; and

             (b) Either such breach is incurable or, if curable, has not been cured within 15 days' prior written notice thereof to the Company by Employee.

        In the event Employee terminates this Contract pursuant to this Section 5.4, Employee shall have the same rights and remedies against the Company as he would have had the Company terminated his employment without cause pursuant to
Section 5.1 hereof (including the right to payment under Section 5.2).

        5.5 Employee's Voluntary Termination or Termination for Cause. Employee may, at any time, terminate this Contract without cause upon written notice delivered to the Company at least ninety (90) days prior to the effective date of termination.

        In the event of such voluntary termination:

             (a) Employee shall have the right to monetary compensation as provided hereunder through the effective date of termination, but shall have no further right to compensation thereafter; and

             (b) Employee's stock options shall be null and void as of the date of termination except as provided in Section 5.6 below; and

             (c) Employee shall not, for a period of one (1) year following the date of termination for cause or voluntary termination, provide services relating to the acquisition, development or management of commercial real estate to any person who directly competes with the Company in the acquisition, development and management of commercial real estate. Nothing herein shall relieve or limit Employee's compliance with Sections 6, 7 and 8 below. The Company shall not have any further right or remedy in the event Employee terminates this Contract pursuant to this Section 5.5 except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.

        5.6 Employee's Retention Of Securities. In the event the Company terminates Employee, whether or not for cause, Employee shall retain all options and other securities he then owns, of record or otherwise, of the Company or its Affiliates, subject to the terms, conditions and restrictions contained in the Employees' Stock Option Agreement.

6. UNFAIR COMPETITION

        6.1 Trade Secrets. During the term of employment under this Contract, Employee will have access to and become acquainted with various information not generally available to the public consisting of records, documents, drawings, specifications, customer lists, procedural and operational manuals and information, and financial records and accounts, projections and budgets, and similar information, all of which



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are owned by the Company and regularly used in the operation of the Company's business. Such assets of the Company are secret, not generally available to the public and give the Company an advantage over competitors who do not know of or use such information. Employee agrees such information and documents constitute "trade secrets" of the Company. All such information and documents relating to the business of the Company, whether they are prepared by Employee or come in to Employee's possession in any other way, owned by the Company, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever, without prior written consent of the Company.

        6.2 Misuse Of Trade Secrets. Employee covenants that he shall not misuse, misappropriate, or disclose any of the trade secrets described above, directly or indirectly, or use them in any way, either during the term of this Contract or at any time thereafter except as required in the course of his employment, agreed to in prior writing by the Company, or as may be required by law.

        6.3 Non-Disclosure Of Trade Secrets. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets, as above described, including information concerning the Company's current, future and/or proposed work, services or investments, the facts that any such work, services or investments are planned, under consideration, or under negotiation, as well as any descriptions thereof, constitute "unfair competition". Employee promises and agrees not to engage in any unfair competition with the Company, either during the term of this Contract or at any time thereafter.

7. NON-COMPETITION DURING EMPLOYMENT

        7.1 Competitive Activities. During the term of this Contract, Employee shall not, without the Company's prior written consent, directly or indirectly, whether or not for compensation, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in, or render, directly or indirectly, any services in connection with any business that is in competition, in any manner whatsoever, with the business of the Company.

        7.2 Exceptions. The foregoing shall exclude, however, the expenditure of a reasonable amount of time for educational, charitable or professional activities, which shall not be deemed a breach of this Contract, if such activities do not materially interfere with the services required under this Contract.

        7.3 Passive Investments; Private Affairs. Subject to the provisions of
Section 6, this Contract shall not be interpreted to prevent Employee from making passive, personal investments or conducting private business affairs, if those activities do not materially interfere with the services required under this Contract and do not directly compete with the business of the Company. However, Employee shall not directly or indirectly acquire, hold or retain any interest in any business competing with or of similar nature to the business of the Company except as provided in Section 4.3 above.

8. SOLICITATION OF EMPLOYEES, CONTRACTS

        8.1 Use of Information. Employee acknowledges and agrees that the names, addresses and relationships of persons who perform services or provide goods or materials to or for the Company are unique; and that the nature and substance of the Company's relationship with such persons constitute the Company's "trade secrets". Employee acknowledges that the sale or unauthorized use or disclosure of any of such relationships which Employee learned of during his employment with the Company would constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with the Company.

        8.2 Non-Disclosure. During the term of his employment by the Company, and for a period of two years thereafter, Employee shall not, directly or indirectly, make known to any person, firm or Company the



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substance or content of any relationship of the Company with any employee, independent contractor or provider of goods or materials to the Company. Employee agrees that he shall not solicit, take away or induce any such person to end their relationship with the Company, or to attempt to do any of the foregoing; or recruit, hire or otherwise induce any such person to perform services for Employee, or any other person, firm or Company.


9. INDEMNIFICATION

        The Company shall indemnify Employee for all losses sustained by Employee as a direct or indirect consequence of the discharge of his duties on behalf of the Company to the fullest extent permitted under applicable law so long as Employee acted or failed to act in good faith and in a manner which he believed to be in the best interests of the Company with respect to the matter giving rise to the claim or loss for which Employee seeks indemnification.

10. BUSINESS EXPENSES

        The Company shall promptly, but in no event later than ten (10) days after submission of a claim of expenditure, reimburse Employee for all reasonable business expenses incurred by him in connection with the business of the Company and/or its subsidiary Companies, upon presentation to the Company of written receipts for such expenses.

11. MISCELLANEOUS PROVISIONS

        11.1 Binding Effect. This Contract shall be binding upon and inure to the benefit of any successor or successors of the Company and the personal representatives of Employee.

        11.2 Attorney's Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Contract, or because of an alleged dispute, breach or default in connection with any of the provisions of this Contract, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which that party would be entitled.

        11.3 Entire Contract. This Contract constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Company and Employee with respect to the employment of Employee by the Company, its Subsidiaries and Affiliates. This Contract may not be changed orally, but only by agreement in writing, signed by all parties.

        11.4 Provisions Severable. In case any one or more provisions of this Contract shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby.

        IN WITNESS HEREOF, the parties hereto have executed this Contract in San Diego County, California.

THE COMPANY:                           EMPLOYEE:
------------                           ---------

EXCEL LEGACY CORPORATION,
a Delaware corporation

By:        /s/ S. Eric Ottesen         /s/ Kelly D. Burt
-----------------------------------    -----------------------------------
                                       KELLY D. BURT


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